UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CALLON PETROLEUM COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI 39120

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 16, 2013

To Our Stockholders:

Notice is hereby given and you are cordially invited to attend the 2013 Annual Meeting of Stockholders of Callon Petroleum Company (“Callon” or the “Company”) which will be held in Natchez, Mississippi, on Thursday, May 16, 2013, at 9:00 a.m. CST, in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect two (2) Class I Directors for a three-year term;

2.	To hold an advisory vote to approve the Company’s executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2013; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on the Record Date may attend and vote at the Annual Meeting, or any adjournment or postponements thereof. A stockholders’ list will be available at the Company’s office at 200 North Canal St., Natchez, MS 39120 during normal business hours for a period of ten days prior to the meeting. If you wish to attend the Annual Meeting in person, you must present valid government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the Company’s Common Stock, such as a bank or brokerage account statement indicating that you owned shares of the Company’s Common Stock at the close of business on the Record Date. For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

Natchez, Mississippi	B. F. Weatherly
April 4, 2013	Executive Vice President, Chief Financial Officer (“CFO”) and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 16, 2013:
The Proxy Statement and Annual Report for 2012 are available at
www.iproxydirect.com/CPE

PROXY STATEMENT
_____________________
CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi 39120
(601) 442-1601

2013 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 16, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

The Company’s Board of Directors (“Board”) is soliciting proxies for the 2013 Annual Meeting of Stockholders to be held on Thursday, May 16, 2013 at 9:00 a.m. CST in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Callon will pay the costs of soliciting proxies from stockholders. The Company’s directors, officers and regular employees may solicit proxies on behalf of Callon, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:
The Board set March 22, 2013 as the record date (“Record Date”) for the meeting. You can attend and vote at the meeting if you were a stockholder at the close of business on the Record Date. On that date, there were 39,872,214 shares outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Three proposals are scheduled to be voted upon at the meeting:

●	The election of directors;

●	Advisory approval of the Company’s executive compensation; and

●	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to the Company’s proxy materials over the Internet. The Company’s Board has made these proxy materials available to you on the Internet on or about April 4, 2013 at https://www.iproxydirect.com/CPE, which is the cookies-free website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Doing so allows us to further the Company’s environmental objectives and the prudent use of resources by limiting waste generated from the Annual Meeting. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about April 4, 2013. In addition to the Company’s proxy materials being available for review at https://www.iproxydirect.com/CPE, the site contains instructions on how to access the proxy materials on a website or to request a printed copy, free of charge. Stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting the Company’s Corporate Secretary at our principal executive offices in Natchez, Mississippi. We will also provide stockholders upon request and free of charge with a copy of the Company’s Form 10-K for the year ended December 31, 2012 as filed with the SEC.

Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of the Company’s common stock for which the Company has agreed to pay those costs. In addition, the Company has retained the services of a third-party proxy solicitation firm, AST Phoenix Advisors, to assist us in the Company’s solicitation efforts.

Q:	Can I vote my shares by filling out and returning the Notice?

A:
No. The Notice identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

●	View the Company’s proxy materials for the meeting on the Internet; and

●	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:	There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting:

●
Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control and request ID appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CST on May 15, 2013. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card.

●
Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your Notice or on your proxy card. You will need to use the control and request ID appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CST on May 15, 2013. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.

●
Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by the Company’s Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors or the advisory proposal on executive compensation.

Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors and the advisory proposal on executive compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the 2013 Annual Meeting. The inspector of election will count votes cast at the meeting.

Q:	Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the Company’s Corporate Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote:

	●	“FOR” each of the nominees to the Company’s Board of Directors;

	●	“FOR” the approval, on an advisory basis, of the Company’s executive compensation; and

	●	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. Callon’s Corporate Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1: Election of directors.	The two nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as the Company’s directors.

Proposal 2: Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3: Advisory approval of the Company’s executive compensation.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice?

A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Certificate of Incorporation provides for a classified Board. The Board is divided into three classes of equal size, designated as Class I (currently with two directors), Class II (currently with two directors) and Class III (currently with two directors). One class of directors is elected at each Annual Meeting of Stockholders to serve for a three-year term.

The term of the two Class I directors, Mr. Larry D. McVay and Mr. John C. Wallace, will expire on the date of the 2013 Annual Meeting. The nominees of the Board for Class I directors of the Company to serve until the 2016 Annual Meeting, or until their successors have been duly elected and qualified, are Mr. Larry D. McVay and Mr. John C. Wallace. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE, recommended the two directors to the Company’s Board. Based on that recommendation, the Board nominated such directors for election at the meeting. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. Each of the nominees has consented to serve as a director if elected. Mr. McVay and Mr. Wallace have served continuously as a director of the Company since the date of their first election or appointment to the Board.

All shares of common stock represented by the proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the 2013 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2013 Annual Meeting in order to eliminate the vacancy. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected. Only the nominees or a substitute nominee designated by the Board will be eligible to stand for election as a director at the 2013 Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the director nominees.

Directors and Executive Officers of Callon Petroleum Company

The following table provides information with respect to the nominees, all current directors whose terms will continue after the 2013 Annual Meeting, and the present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board or their earlier removal or resignation from office.

Name	Age as of Record Date	Company Position Since	Present Company Position

Class I Directors:
(Term Expires in 2013)
Larry D. McVay	65	2007	Director, Nominee
John C. Wallace	74	1994	Director, Nominee

Class II Directors:
(Term Expires in 2014)
B. F. Weatherly	68	1994	Director, Executive Vice President, CFO and Corporate Secretary
Anthony J. Nocchiero	61	2011	Director

Class III Directors:
(Term Expires in 2015)
Fred L. Callon	63	1994	Director, Chairman of the Board, President, and Chief Executive Officer (“CEO”)
L. Richard Flury	65	2004	Director

Other Executive Officers:
Gary A. Newberry	58	2010	Senior Vice President, Operations
Joseph C. Gatto, Jr.	42	2012	Senior Vice President, Corporate Finance(1)
Rodger W. Smith	63	1999	Vice President and Treasurer
Vince Borrello	61	2011	Vice-President and General Manager, Permian Basin(2)
H. Clark Smith	60	2001	Chief Information Officer
Mitzi P. Conn	44	2007	Corporate Controller

(1)	Mr. Gatto was employed effective on April 5, 2012 as Senior Vice President, Corporate Finance.
(2)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

The following is a brief description of the background and principal occupation of each director and executive officer:

Vince Borrello joined the Company in April 2011 as Vice President/General Manager - Permian Basin. For the period August 2008 through April 2011, he worked as an independent consultant for various companies, including the Company from July 2009 until February 2011. Prior to that, from February 2006 until August 2008, he served as President and Chief Operating Officer for Lothian Oil, Inc., which has been active in the Wolfberry trend in the Midland Basin for many years. During his 38 years of experience in the oil and gas industry, he also held technical and leadership positions with Texas Oil & Gas Corporation and Marathon Oil Company. Mr. Borrello is an active member of the Society of Petroleum Engineers and a member of the Permian Basin Petroleum Club. He is a graduate of Louisiana State University in 1974 with a B.S. degree in Petroleum Engineering and received a master’s degree in geophysics from Oregon State University in 1975. He is a Registered Professional Engineer in the States of Texas and Oklahoma. Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

Fred L. Callon has been Chairman of the Board of Directors of the Company since May 2004 and President and Chief Executive Officer of the Company and Callon Petroleum Operating Company since January 1997. Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is son of the late Sim C. Callon, one of the Company’s co-founders, and the nephew of the late John S. Callon, the other co-founder.

Mr. Callon has been involved in the oil and gas industry most of his life and has developed a wide network of personal and business relationships within the oil and gas industry. We believe that his strong financial background combined with his many years of operational experience throughout changing conditions in the market and industry provide him with the ability to successfully lead the Company.

Mitzi P. Conn is the Corporate Controller for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in May 2007, she had served as assistant controller since May 2004. Mrs. Conn has held various other positions in finance and accounting since she joined the Company in June 1993. Prior thereto, she was a general accountant for Graham Resources, Inc. She received her B.S. degree in accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

L. Richard Flury is a graduate of the University of Victoria (Canada). He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive, Gas and Power and Renewables, on December 31, 2001, a position he had held since June of 1999. Prior to Amoco's merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, he is a non-executive member of the Board of Directors of QEP Resources, a publicly traded oil and gas company, and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company.

Mr. Flury has many years of prior experience with a major oil and gas company. Mr. Flury continues his involvement in the industry through his other directorship positions. We believe his executive-level perspective and decision-making abilities will continue to prove beneficial to the Company.

Joseph C. Gatto, Jr. joined the Company in April 2012 as Senior Vice President, Corporate Finance with responsibility for the Company’s capital markets and strategic planning functions, in addition to investor relations activities. Mr. Gatto graduated from Cornell University with a BS degree in 1992 and The Wharton School of the University of Pennsylvania with an MBA in 1997. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011.

Larry D. McVay was appointed to the Board of Directors in October 2007. From 2003 until his retirement from BP in 2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. Since 2007, Mr. McVay has been a Managing Director of Edgewater Energy, LLC, an oil and gas investment company. From 2000 to 2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP. He also led the global E&P Operations Excellence effort for improving the operating efficiency of BP’s upstream operations. Mr. McVay has led a distinguished international oil and gas career spanning 38 years with Amoco, BP and TNK-BP. He worked in various engineering, management and leadership positions with Amoco and BP both domestically and internationally. Mr. McVay earned a mechanical engineering degree from Texas Tech University where he was recognized as a Distinguished Engineer in 1995. In January 2008, he became a member of the board of directors of Praxair, Inc., the largest industrial gases company in North and South America. In May 2008, Mr. McVay also became a member of the board of directors of Chicago Bridge and Iron, N.V., a publicly traded engineering, procurement, and construction company.

Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental risk, and safety. Outside of his involvement with Callon, Mr. McVay is active in other industry assignments, which keep him fully abreast of trends and current activity in the operational areas in which Callon is pursuing development.

Gary A. Newberry joined the Company in April 2010 as Vice President – Production and Development. In September 2010, Mr. Newberry was promoted to Senior Vice President – Operations. Mr. Newberry graduated from Marietta College in 1977 with a B.S. degree in Petroleum Engineering. After graduation he joined Marathon Oil Company as a Production and Drilling Engineer working in Alaska, the Gulf of Mexico, and the Rockies. He held various supervisory and management roles of increasing responsibility over production and drilling operations in the mid-continent, Alaska and the Permian Basin. As a Business Unit Leader, Mr. Newberry was responsible for all upstream business activity in Oklahoma, Alaska, and the Rockies and served as Marathon’s Worldwide Operations Manager. Mr. Newberry retired from Marathon Oil Company after 33 years of service.

Anthony J. Nocchiero was nominated to the Board of Directors in March 2011. From April 2007 until September 2010, Mr. Nocchiero held the position of senior vice president and Chief Financial Officer for CF Industries, Inc. From July 2005 until March 2007, he was the vice president and Chief Financial Officer for Merisant Worldwide, Inc. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 until December 2001, Mr. Nocchiero served as vice president and Chief Financial Officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation in various financial and management positions, including service as Amoco’s vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

Mr. Nocchiero has previous experience serving as a member of the board of directors of various public and private companies including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce. He brings to the Company a broad knowledge of the oil and gas industry, as well as extensive experience with finance and M&A related transactions.

H. Clark Smith is the Chief Information Officer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in March 2001, he had served as Manager – Information Technology since January 1990 and in other computer related positions with the Company and its predecessors since 1983. At Mississippi State University, he majored in Industrial Technology. During his tenure with the Company, he has received extensive technical and management training from the University of Southern Mississippi, International Business Machines, Microsoft, Novell, and Arthur Andersen & Company. He has also served as Manager – Information Services with Jefferson Davis Regional Medical Center and as a principal of the consulting firm, Mississippi Computing Consultants, both located in Natchez, MS.

Rodger W. Smith is a Vice President and also serves as the Treasurer for the Company and Callon Petroleum Operating Company. Mr. Smith was appointed Treasurer in April 1999 and served as Corporate Controller from 2004 to May 2007. Prior to being appointed Treasurer, he served as Manager of Budget and Analysis since 1994. Prior to 1994, Mr. Smith was Manager of Exploration and Production Accounting and has been employed by the Company and its predecessors since 1983. Prior to his employment with the Company, he was employed by International Paper Company as a plant controller. He received his B.S. degree in accounting from the University of Southern Mississippi in 1973.

John C. Wallace has been a member of the Board of Directors of the Company since 1994. Mr. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. Prior to his retirement in December 2010, he served for over twenty-five years as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004, he successfully completed the International Uniform Certified Public Accountant Qualification Examination and has received a CPA Certificate from the State of Illinois. Mr. Wallace is also retired from the board of directors of Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies with interests in offshore energy services and renewable energy. In May 2012, Mr. Wallace was appointed as a non-executive director to the Board of Directors of Siem Offshore Inc., a publically traded shipping company in Norway with a fleet of vessels active in the offshore energy sector, and where he is a member of the Audit Committee.

As a result of his association with Fred Olsen, Ltd. and various associated or related companies, Mr. Wallace has extensive financial and accounting experience in not only the oil and gas industry, but in a number of other related industries. He held senior management positions and was a member of Fred Olsen’s board of directors for many years. We believe that Mr. Wallace’s unique perspective of the risks and rewards in the oil and gas industry is an asset to the Company’s Board of Directors.

B. F. Weatherly is an Executive Vice President and also serves as the Chief Financial Officer and Corporate Secretary for the Company and Callon Petroleum Operating Company. He has been a member of the Board of Directors since 1994. Prior to joining the Company in his current position in November 2006, he was a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989. He was also a general partner of CapSource Fund, L.P., a Jackson, Mississippi investment fund, and held that position since 1997. Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967. Mr. Weatherly has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc.

Mr. Weatherly has many years of executive management and financial management positions in energy related companies with emphasis on structuring and completion of many types of financial transactions. Additionally, serving as managing director of two investment funds provides insight into seeking financing alternatives for Callon.

All officers and directors of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada. Mr. Flury holds both U.S. and Canadian citizenship.

Board of Director Structure and Responsibilities

General. In accordance with the Company’s by-laws and the laws of Delaware, the state of incorporation, the business and affairs are managed under the direction of the Board. The Board generally meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls when an important matter requires Board action. During 2012, the Board of the Company met formally four times and executed two unanimous written consents. All of the Company’s directors attended each of the board meetings either in person or by telephone. In addition, to promote open discussion, the non-employee directors meet in executive session without management following each quarterly board meeting. The chairperson of such executive sessions is the chairperson of the Nominating and Corporate Governance Committee unless, at the first executive session held in each fiscal year, the independent directors select a different independent director to serve as the chairperson for all executive sessions held during that fiscal year. L. Richard Flury, Chairman of the Compensation Committee, presided over all executive sessions during 2012. It is the policy of the Board that, to the extent possible, all directors attend the 2013 Annual Meeting of Stockholders.  All then current directors attended the 2012 Annual Meeting of Stockholders.

Director Independence. It is the policy of the Board that a majority of the non-employee members of the Board be independent of the Company’s management. The Board has affirmatively determined that all of the Company’s non-employee directors are independent under all applicable rules and regulations, including listing requirements of the NYSE and the Company’s Corporate Governance Principles, and have no direct or indirect material relationship with the Company that could impair the director’s independence. The criteria applied by the Company’s Board in determining independence are available on the Company’s website at www.callon.com. The Board will evaluate independence on an ongoing basis.

Chairman of the Board. The Company’s Board believes that Fred L. Callon, the current President and CEO, is uniquely qualified to serve as Chairman of the Board. Mr. Callon is the son of one of the founders of the Company, and has been involved in the oil and gas industry virtually his entire professional career. He is the director most familiar with the Company’s day-to-day operations, technical and financial strengths, and the overall ability to execute the business strategy adopted by the board. His experience and knowledge of the oil and gas industry promote the opportunity for a successful blend of the Company’s independent directors’ perspectives and oversight responsibilities. In his capacity as Chairman, Mr. Callon has the following responsibilities:

●	schedules all meetings of the Board;

●	establishes Board meeting agendas;

●	chairs meetings of the Board and the Annual Meeting of Stockholders;

●	ensures that the flow of information provided to the Board is timely, complete, and accurate;

●	communicates with all directors on key issues and concerns outside of Board meetings;

●	represents the Company to and interacts with external stockholders; and

●	assists the Board and executive officers in assuring compliance with and implementation of the Company’s governance principles.

The Board believes that having Mr. Callon serve as both the CEO and the Chairman of the Board is a unique benefit to the overall success and growth of the Company. The Board does not have an independent lead director.

Communication with Directors. Stockholders may communicate with the full Board, non-employee directors as a group, or individual directors, by sending a letter in care of the Corporate Secretary at Callon Petroleum Company, 200 North Canal Street, Natchez, MS 39120. The Company’s Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be directed to Mr. Callon as Chairman of the Board and, if appropriate, forwarded to the full Board.

Board Risk Oversight. The Company is exposed to a number of risks and undertakes enterprise risk management reviews to identify and evaluate these risks and to develop plans to mitigate them effectively. The Company’s executive officers are directly responsible for the Company’s enterprise risk management function and assisting the Board in carrying out its oversight responsibilities. Members of the Company’s senior management report to the Board and its committees on areas of risk to the Company, and the Board committees consider specific areas of risk inherent in their respective areas of oversight and report to the full Board regarding their activities. The information flow and communication between the Company’s Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in the Company’s business of exploring for and producing oil and natural gas.

For example, the Company’s Audit Committee, among other duties, is charged with overseeing material financial risk exposures and the steps management takes to monitor, control and report such exposures, and has compliance oversight responsibilities. In addition, the Company’s Audit Committee considers practices regarding risk assessment and risk management relating to contingent liabilities and major legislative and regulatory developments that could affect the Company. The Audit Committee also oversees the Company’s Code of Business Conduct and Ethics, and responses to any alleged violations of the Company’s policies made by whistleblowers. The Compensation Committee reviews and attempts to mitigate risks which may result from the Company’s compensation policies, including working directly with senior management to determine whether such programs improperly encourage management to take undue risks relating to the business and/or whether risks arising from the Company’s compensation programs are likely to have a material adverse effect on the Company. The Company’s Nominating and Corporate Governance Committee focuses on issues relating to Board and Board committee composition and corporate governance matters. The Strategic Planning Committee organizes and oversees the Board’s participation in the risk assessment and management process as it relates to the development and implementation of the Company’s strategic plan and the integrity of the oil and natural gas reserve estimation reporting process and disclosure.

The Board plays a key role in the oversight of the Company’s enterprise risk management function. Using their collective skills and experience, the Board considers information provided by management and provide feedback and makes recommendations, if needed, to help minimize risk to the Company’s current and future value. The Board also believes that its risk management oversight role is facilitated by the Company’s leadership structure. By combining the positions of Chairman of the Board and CEO, the Board gains a valuable perspective that combines the operational expertise of a member of management with the oversight focus of a member of the Board. The Company’s Board believes that this division of risk management related roles among the Company’s independent directors fosters an atmosphere of significant involvement in the oversight of risk and that this shared oversight is appropriate for the Company.

Committees of the Board of Directors

In order to facilitate the various functions of the Board, the Board has created an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Planning Committee, each of which are each comprised solely of independent directors. These committees are more fully described below:

Audit Committee Functions and Responsibilities

The principal function of the Audit Committee is to assist the Board in the areas of financial reporting and accounting integrity. The Audit Committee reviews the accounting and auditing procedures and financial reporting practices of the Company, and is responsible for the engagement of and oversight of all audit work conducted by the Company’s independent registered public accounting firm. The Audit Committee is governed by a charter that was approved by the Board. The Audit Committee meets periodically, generally quarterly, with the Company’s management, internal auditor and its independent registered public accounting firm to review the Company’s financial information and systems of internal controls, and the Committee ensures such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and at least annually meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.

The Audit Committee is composed entirely of non-employee members of the Board, and the Board has determined that all members meet the independence requirements of the SEC and NYSE rules, including the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than three other public companies. The Audit Committee is currently comprised of Messrs. Wallace (Chairman), Flury, McVay and Nocchiero. The Board has determined that Mr. Wallace and Mr. Nocchiero have the accounting or financial management expertise to be considered a “financial expert” as defined and required by the NYSE rules and the Exchange Act.

During 2012, the Audit Committee held five meetings and did not execute any unanimous written consents during 2012. All members of the Audit Committee attended each meeting. The Audit Committee’s report on its activities during 2012 appears later in this proxy statement under the caption “Audit Committee Report.”

Relationship with Independent Registered Public Accounting Firm. Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Ernst & Young LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during 2011 and 2012 and was appointed by the Audit Committee to serve in that capacity for 2013.

Audit Fees. Fees billed for professional services rendered by Ernst & Young LLP for the annual audit and quarterly reviews and for registration statements and other regulatory filings (including the requirements under Section 404 of the Sarbanes-Oxley Act) were $535,660 and $496,154, including out-of-pocket expenses, for the years ended December 31, 2011 and 2012, respectively.

Audit-related Fees. There were no audit-related fees paid in 2011 or 2012.

Tax Fees. Fees billed for professional services rendered by Ernst & Young LLP for the review of the federal tax return, tax advice and tax planning for 2011 and 2012 totaled $13,600 and $18,250, respectively.

All Other Fees. There were no other fees paid to the Company’s independent registered public accounting firm in 2011 or 2012.

Pre-Approval Policy of Audit, Audit-Related, Tax and Non-Audit Services. The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended, December 31, 2012, with management and the Company’s independent registered public accounting firm, and recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. This recommendation was based on:

●	the Audit Committee’s review of the audited financial statements;

●	discussion of the financial statements with management;

●
discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by SAS 61;

●	receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

●	discussions with Ernst & Young LLP regarding its independence from the Company and its management;

●
Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

●	other matters the Audit Committee deemed relevant and appropriate.

AUDIT COMMITTEE

John C. Wallace, Chairman
L. Richard Flury
Larry D. McVay
Anthony J. Nocchiero

Compensation Committee Functions and Responsibilities

The purpose of the Compensation Committee is to develop and administer an overall compensation program designed to optimize the opportunity for the Company to achieve its operating objectives and performance goals while properly blending the program with the short-term and long-term interests of the Company’s stockholders. The Compensation Committee is governed by a charter that was approved by the Board. The Company’s executive officers and other employees are provided with an annual base salary to compensate them for services rendered during the year. The Company’s goal is to set base salaries for the executive officers at levels that are competitive with comparable companies for the skills and requirements of similar positions. In addition to the determination of annual base salaries, the Committee is responsible for determining and recommending variable annual cash bonuses, phantom unit awards payable in the form of cash, and equity awards, which may include stock options, restricted stock, restricted stock units, or performance shares. Currently, a portion of the annual compensation package is based on certain performance related criteria of the Company for which the Committee is responsible for establishing and approving.

The Committee has utilized the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess the Company’s competitive position with respect to each element of total compensation and to ensure the attraction, retention and appropriate reward to the Company’s CEO and other executive officers. In addition to the above, the Committee has the following duties and responsibilities:

●	review, recommend, and discuss with management the compensation discussion and analysis section included in the Company’s annual proxy statement; and

●	prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for each Annual Meeting of Stockholders.

Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of the Company’s Board. Each member meets the independence requirements set by the NYSE and applicable federal securities laws. The Compensation Committee is currently comprised of Messrs. Flury (Chairman), McVay, Wallace and Nocchiero. During 2012, the Compensation Committee held four meetings and executed two unanimous written consents. All members of the Compensation Committee attended each meeting.

Compensation Committee Interlocks and Insider Participation. None of the members of the Company’s Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of the Company’s executive officers served as a member of the Board or Compensation Committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity that has one or more of its executive officers serving on the Company’s Compensation Committee.

Nominating and Corporate Governance Committee Functions and Responsibilities

The purpose of the Nominating and Corporate Governance Committee is to:

●	identify and recommend to the Board individuals qualified to be nominated for election to the Board;

●	recommend to the Board the members and chairperson for each Board committee;

●
periodically review and assess the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, and the various Board committee charters, and make recommendations for changes thereto to the Board;

●	oversee the annual self-evaluation of the performance of the Board and its committees and the annual evaluation of the Company’s management; and

●	recommend to the Board a successor to the CEO when a vacancy occurs.

In November 2012, the Committee adopted revised and updated charters for each of the Board committees, which are accessible on the Company website. The Nominating and Corporate Governance Committee is governed by a charter that was approved by the Board. Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Nocchiero (Chairman), Flury, McVay, and Wallace. The Nominating and Corporate Governance Committee held two meetings during 2012.

Director Identification and Selection. The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board. The key criteria include:

●
personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience in the Company’s industry and with relevant social policy concerns;

●	experience as a board member of another publicly held company;

●	academic expertise in an area of the Company’s operations; and

●	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications, and also considers candidates with appropriate unconventional backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Committee has no specific skills that it believes are necessary for any individual director to possess. Instead, the Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board. In considering individual director candidates, the Committee also takes into account diversity in professional experience, skills and background, and race and gender.

In accordance with the Company’s by-laws, any stockholder may nominate a person for election to the Board upon delivery of written notice to the Company of such nomination, stating the name and address of the nominee and describing his qualifications.  Such notice shall be sent by certified mail or delivered to the principal office of the Company to the attention of the Board, with a copy to the President and Corporate Secretary of the Company.

The Board believes that, based on the Nominating and Corporate Governance Committee’s knowledge of the Company’s Corporate Governance Principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Any search firm retained to assist the Committee in seeking candidates for the Board will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Strategic Planning Committee Functions and Responsibilities

The Strategic Planning Committee was created to oversee the responsibilities of the Board relating to planning and finance, including:

●	organizing and overseeing the Board’s participation in the development of a strategic plan and the risk assessment and management process;

●
following the progress in the implementation of the strategic plan and advising the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors;

●	assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan; and

●
assisting management and the Board with its oversight of the integrity of the determination of the Company’s oil, natural gas and natural gas liquids reserves and the work of the Company’s independent petroleum reservoir and reserve engineering firm.

The Strategic Planning Committee is governed by a charter that was approved by the Board. This committee meets periodically during the year, generally prior to the scheduled quarterly board of director meetings, to review the progress of the Company’s capital expenditure budget and to evaluate recent trends in the oil and gas industry that may have an impact on the Company’s current business strategy for the remainder of the year. The committee shall consist of no fewer than three members of the Board. The Chair and a majority of the committee members shall meet the independence requirements of the NYSE and such other rules and regulations as may be applicable. The Strategic Planning Committee is currently comprised of Messrs. McVay (Chairman), Flury, Wallace, and Nocchiero. The Strategic Planning Committee held two meetings during 2012.

Corporate Governance Matters

Corporate Governance Principles. The Company believes that good corporate governance is important to ensure that Callon is managed for the short-term and long-term benefit of its stockholders. Available on the Company website, www.callon.com, under the “Investors – Corporate Governance” caption, are copies of the Company’s:

●	Corporate Governance Principles;

●	Code of Business Conduct and Ethics;

●	Audit Committee Charter;

●	Compensation Committee Charter;

●	Nominating and Corporate Governance Committee Charter; and the

●	Strategic Planning Committee Charter

Any amendments to or waivers of the foregoing documents will also be posted on the Company’s website. Copies of these documents are available in print, free of charge, to any stockholder upon written request to the Company’s Corporate Secretary.

Ethics. The Company’s Code of Business Conduct and Ethics sets forth the policies and expectations. The Code, which applies to every director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Code meets the NYSE’s requirements for a code of business conduct and ethics, as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board nor any Board committee has ever granted a waiver of the Code.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Stockholders

The following table sets forth, as of the March 22, 2013, certain information with respect to the ownership of shares of common stock held by: (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding common stock; (ii) each director; (iii) the nominees for director; (iv) each of the executive officers named in the Summary Compensation Table; and (v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals.

Common Stock (a)
Name and Address of Beneficial Owner	Beneficial Ownership	Percent
Directors:
Fred L. Callon	324,768 (b)	*
L. Richard Flury	116,551 (c)	*
Larry D. McVay	86,551 (d)	*
Anthony J. Nocchiero	38,402 (e)	*
John C. Wallace	--(f)	*
B. F. Weatherly	239,634 (g)	*
Named Officers:		*
Vincent Borrello	27,657 (h)	*
Gary A. Newberry	130,443 (i)	*
Joseph C. Gatto, Jr.	720 (j)	*
Directors and Executive Officers:
As a Group (9 persons)	964,726(k)	2.42%
Certain Beneficial Owners:
Franklin Resources, Inc.	5,228,065 (l)	13.80%
One Franklin Parkway
San Mateo, CA 94403

BlackRock, Inc.	2,212,695(m)	5.56%
40 East 52nd Street
New York, NY 10022

RR Advisors, LLC	2,481,363(n)	6.20%
3953 Maple Avenue, Suite 180
Dallas, TX 75219
________________
* Less than 1%

a)
Unless otherwise indicated, each of the persons listed in the table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the unvested portion of stock awards due to lack of voting and disposition power, unless such award will vest within sixty days of March 22, 2013. Percentage ownership of a holder or class of holders is calculated by dividing (i) the number of shares of common stock beneficially owned by such holder or class of holders plus the total number of shares of common stock underlying options exercisable or stock awards vesting within sixty days of March 22, 2013, by (ii) the total number of shares of common stock outstanding plus the total number of shares of common stock underlying options exercisable and stock awards vesting within sixty days of March 22, 2013, but not common stock underlying such securities held by any other person.

b)
Of the 324,768 shares beneficially owned by Fred L. Callon, 155,427 shares are owned directly by him; 25,215 shares are held by him as custodian for certain minor Callon family members; 106,250 shares represent unvested restricted stock units which will vest within sixty days of March 22, 2013; and 37,876 shares are owned within the Company’s Employee Savings and Protection Plan; Shares indicated as beneficially owned by Mr. Callon do not include 24,904 shares of common stock owned by his wife over whom he disclaims beneficial ownership, 244,746 restricted stock units payable in stock, 61,940 restricted stock units payable in cash, and 295,436 phantom units payable in cash.

c)
Of the 116,551 shares beneficially owned by L. Richard Flury, 62,572 shares are owned directly by him; 30,000 shares are held in joint tenancy with his wife; 5,000 shares are subject to options under the 1996 Plan, exercisable within 60 days; 5,000 shares are subject to options under the 2002 Plan, exercisable within 60 days; and 13,979 shares of unvested restricted stock which will vest within sixty days of March 22, 2013.

d)	Of the 86,551 shares beneficially owned by Larry D. McVay, 72,572 shares are owned directly by him and 13,979 shares of unvested restricted stock that will vest within sixty days of March 22, 2013.

e)
Of the 38,402 shares beneficially owned by Anthony J. Nocchiero, 24,423 shares are owned directly by him and 13,979 shares of unvested restricted stock that will vest within sixty days of March 22, 2013.

f)
John C. Wallace transferred his equity ownership in the Company to The Wallace Family Trust in April 2008. All equity ownership in the Company acquired by Mr. Wallace since April 2008 has also been transferred to the Wallace Family Trust, with the exception of the 18,968 restricted stock units awarded in May 2011 and 22,768 restricted stock units awarded in May 2012 and payable in cash upon his separation of service as a director. Mr. Wallace has no voting and dispositive power over the shares owned by the Trust.

g)
Of the 239,634 shares beneficially owned by B. F. Weatherly, 40,872 shares are owned directly by him; 2,288 shares are owned within his personal IRA account; 66,526 shares are held in joint tenancy with his wife; 85,000 shares represent unvested restricted stock units which will vest within sixty days of March 22, 2013; 5,000 shares are subject to options under the 2002 Plan, exercisable within 60 days; and 39,948 shares are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Weatherly do not include 128,030 restricted stock units payable in stock, 37,593 restricted stock units payable in cash, and 163,123 phantom units payable in cash.

h)
Of the 27,657 shares beneficially owned by Vince Borrello, 11,032 shares are owned directly by him and, 1,625 shares are owned within the Company’s Employee Savings and Protection Plan; and 15,000 shares represent unvested restricted stock units that will vest within sixty days of March 22, 2013. Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

i)
Of the 130,443 shares beneficially owned by Gary A. Newberry, 36,027 shares are owned directly by him and 9,416 shares are owned within the Company’s Employee Savings and Protection Plan; and 85,000 shares represent unvested restricted stock units that will vest within sixty days of March 22, 2013. Shares indicated as beneficially owned by Mr. Newberry do not include 84,092 restricted stock units payable in stock, 29,840 restricted stock units payable in cash, and 73,932 phantom units payable in cash.

j)
Of the 720 shares beneficially owned by Joseph C. Gatto, Jr., all are owned within the Company’s Employee Savings and Protection Plan. Shares indicated as beneficially owned by Mr. Gatto do not include 500 shares of common stock owned by his wife over whom he disclaims beneficial ownership, 117,850 restricted stock units payable in stock, 3,150 restricted stock units payable in cash, and 10,500 phantom units payable in cash.

k)
Includes 10,000 shares subject to options under the 1996 Plan, exercisable within 60 days; 20,000 shares subject to options under the 2002 Plan, exercisable within 60 days; 381,736 shares of unvested restricted stock which will vest within sixty days of March 22, 2013; and 214,103 shares are owned within the Company’s Employee Savings and Protection Plan.

l)
Information is based upon a Schedule 13G/A filed with the SEC on November 10, 2011 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. (collectively “Franklin”). In this Schedule 13G/A, Franklin represents that it has sole voting power with respect to 5,228,065 shares of common stock and sole dispositive power with respect to 5,336,818 shares of common stock.

m)
Information is based upon a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. represents that it has sole voting power with respect to 2,212,695 shares of common stock and sole dispositive power with respect to 2,212,695 shares of common stock.

n)
Information is based upon a Schedule 13G filed with the SEC on February 4, 2013 by Robert J. Raymond, RR Advisors, LLC, RCH Energy Opportunity Fund II GP, L.P., and RCH Energy Opportunity Fund II, L.P. In this Schedule 13G, Robert J. Raymond and RR Advisors, LLC represent that they have shared voting power and shared dispositive power with respect to 2,481,363 shares of common stock and RCH Energy Opportunity Fund II GP, L.P. and RCH Energy Opportunity Fund II, L.P. represent that they have shared voting power and shared dispositive power with respect to 2,379,822 shares of common stock

With respect to shares issuable upon exercise of stock options, the holders or class of holders acquire investment power for these shares immediately upon a “change of control”, as defined in the applicable plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company and the NYSE copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company during, or with respect to, the fiscal year ended December 31, 2012, and written representations from all of the Company’s officers and directors, to the Company’s knowledge, all of the Company’s officers, directors and greater than ten percent stockholders have complied with all Section 16(a) filing requirements for the year ended December 31, 2012.

COMPENSATION DISCUSSION AND ANALYSIS OF EXECUTIVE COMPENSATION

Oversight of Executive Compensation Program

The Compensation Committee (“the Committee”) is appointed by the Company’s Board to assist the Board in performing its fiduciary responsibilities relating to compensation of the Company’s CEO and other executive officers. The Committee is directly responsible for the incentive compensation programs, which include programs that are designed specifically for the Company’s executive management team, including the Company’s executive officers (collectively the “Named Officers”) included in the “Summary Compensation Table”. The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s Named Officers.

Executive Summary

During 2012, the Company continued to progress with the transition of its asset base from an offshore presence to an onshore platform. In addition to building upon its existing portfolio of unconventional drilling opportunities with a crude oil focus, the Company continued to advance its expertise as an onshore operator in the Permian Basin and maintain a strong financial position to facilitate future growth. The Company made significant progress advancing the Company’s oil shale resource play in the Permian Basin, including the following accomplishments during 2012:

●	Increased Permian Basin production by 68% to 591 Mboe;

●	Increased Permian Basin proved reserves by 25% to 9.5 MMboe;

●	Increased Permian Basin leasehold position by 250% to 33,477 net acres;

●	Accelerated offshore cash flows for onshore redeployment with the sale of its interest in the Habanero field for $42 million;

●	Expanded its lending bank group to five institutions and increased it revolving credit facility size by 100%; and

●	Achieved an OSHA Recordable Incident Rate (“ORIR”) of 0.895, which is within the target of less than 1.0 set for the year.

These achievements represent meaningful steps for furthering the Company’s onshore growth initiatives for the coming years.

2012 Advisory Vote

The Committee considered the results of the 2012 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities regarding compensation policies and decisions. In 2011 and 2012, the first two years of say-on-pay, 95% and 95.6% respectively of the Company’s stockholders voting on the say-on-pay proposal approved the compensation of the Named Officers described in the Company’s proxy statement for the Company’s Annual Meeting of Stockholders. Because the vote on say-on-pay remains overwhelmingly affirmative, we plan to continue with the Company’s compensation policies in the current year.

Compensation and Risk Taking

The Committee believes that the design and governance of the Company’s executive compensation program is consistent with the highest standards of risk management. Rather than determining incentive compensation awards based on a single metric, the Committee considers a balanced set of performance measures that it believes collectively best indicate successful management of the Company’s assets and strategy. In addition to measurable targets, the Committee applies its informed judgment to compensation decisions, taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives, and adherence to core values. The use of equity awards aligns the Company’s Named Officers interests with the interests of the Company’s stockholders. Together, the features of the Company’s executive compensation program are intended to ensure that the Company’s compensation opportunities do not encourage excessive risk taking and focus the Company’s executives on managing the Company toward long-term sustainable value for the Company’s stockholders. The Committee, with assistance of the Consultant (defined below), extensively reviewed the elements of executive compensation during 2012 to determine whether any portion of executive compensation encouraged excessive risk taking. The Company’s management conducted a similar risk assessment with respect to other employees. Upon evaluation of those assessments, management and the Committee do not believe that the Company’s compensation policies and practices for the Named Officers and other employees present risks that are reasonably likely to have a material adverse effect on the Company.

Role of Independent Consultant

From time to time the Committee utilizes the expertise and objectivity of an outside independent compensation consultant. The Committee has sole authority to retain and terminate any such consultant, including sole authority to approve the consultant’s fees and other retention terms. During 2012, the Committee retained the services of Meridian Compensation Partners, LLC (“Consultant” or “Meridian”) as its independent compensation consultant to help ensure that the Company’s executive compensation programs are competitive and consistent with the Company’s compensation philosophy. In general, the role of an outside compensation consultant is to assist the Committee with the analysis of executive pay packages or contracts and to understand the Company’s financial measures relating to compensation, but the Committee is under no obligation to follow the advice or recommendations of any compensation consultant. In the decision to retain Meridian, the Committee considered:

●	the Consultant's performance in supporting the Committee with respect to 2011 compensation matters:

●	its extensive experience and familiarity with the Company’s executive compensation program and the compensation programs of the Company’s peer companies and sector;

●	the range of compensation services offered by the Consultant;

●	the absence of any business or personal relationship between the Consultant and any member of the Committee or management; and

●	the Consultant's policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to the Company.

Pursuant to SEC and NYSE rules, the Committee assessed the Consultant’s independence and determined that it is independent. The Consultant attended all Committee meetings, including executive sessions as needed. The Committee determined the scope of the engagement, which included:

●	providing data on executive and outside director compensation for the Committee to use in its decision-making process;

●	providing input into plan design discussions and individual compensation actions, as needed;

●	periodically reviewing and recommending plan design updates and revisions;

●	reviewing and providing feedback on the compensation-related disclosures in the Company’s proxy statement; and

●	informing the Committee about recent trends, best practices and other developments affecting executive compensation.

The Committee considered the advice of the Consultant as only one factor among the other items discussed in this Compensation Discussion and Analysis. Actual compensation decisions for individual officers are the result of the Committee’s subjective analysis of a number of factors, including the individual officer’s performance, experience, skills and tenure with the Company, changes to the individual’s position, and trends in compensation practices within the Company’s peer group or industry. The Committee also uses its discretion to adjust any of the components of compensation to achieve the Company’s goal of recruiting, developing, motivating, and retaining individuals with the skills necessary to execute the Company’s business strategy and develop and grow the business.

The Committee established procedures that it considers adequate to ensure that the Consultant’s advice to the Committee remains objective and is not influenced by the Company’s management. The Consultant may, from time to time, contact the Company’s executive officers for information necessary to complete its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers may also receive. While the Consultant interacts with the Company’s executive officers in order to complete its assignments and prepare its reports, the Consultant reports directly to the Committee. Meridian has not provided any services to the Company other than advice and recommendations with respect to the determination of the amount and form of executive and director compensation at the request of the Committee.

Compensation Assessment Tools

In order to attract, motivate and retain talented executive officers, the Committee must ensure that the Company’s executive compensation program remains competitive with the types and ranges of compensation paid by the Company’s peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for the Company’s CEO and other Named Officers as compared to compensation data for similarly situated executive officers at peer companies selected by the Committee

In order to assist in the determination of compensation, Meridian provides the Committee with market data from a group of peer companies in the oil and gas exploration and production industry that are similar in size and operations to Callon. While we generally try to keep the peer group fairly consistent year to year, with the 2012 peer group remaining the same as 2011’s peer group, the peer group is reviewed each year and is adjusted, as required, based on changes in the peer companies’ and Callon’s operations in order to constantly improve the relevance of the data. The Committee looks at Callon’s size from an asset standpoint, along with relevant operating and financial metrics relative to the peer companies, to help frame appropriate levels of compensation as a reference point for decision-making. Management and the Committee use the information regarding peer companies to confirm their compensation decisions for reasonableness. We do not target a specific percentile of the Company’s peer group, as the market data is just one factor considered by the Committee in determining compensation.

For 2012 compensation decisions, the Committee used market data from the following peer companies to make informed compensation decisions:

2012 Peer Companies
ATP Oil and Gas Corp.
Brigham Exploration Company
Carrizo Oil & Gas, Inc.
Comstock Resources, Inc.
Endeavour International Corporation
Goodrich Petroleum Corporation
McMoran Exploration Company
Petroquest Energy Inc.
Stone Energy Corp.
Swift Energy Company

During 2012, in preparation for 2013 decisions, the Committee re-evaluated the peer group and made adjustments to more appropriately reflect Callon’s current size and operational focus, as follows:

2013 Peer Companies
Comstock Resources, Inc.
Crimson Exploration, Inc.
Endeavour International Corporation
Gastar Exploration Ltd.
Goodrich Petroleum Corporation
PDC Energy, Inc.
Penn Virginia Corporation
Petroquest Energy, Inc.
Resolute Energy Corporation
Rex Energy Corporation
Stone Energy Corp.
Swift Energy Company

Additionally, in 2012 the Company participated in two third-party surveys: Meridian’s 2012 Oil & Gas Exploration and Production Survey (“Meridian Survey”), and survey data provided by Effective Compensation, Inc. ("ECI"). The Meridian Survey outlines data from similarly sized E&P companies to Callon (companies with under $3 billion in assets). ECI's Annual Oil & Gas E&P Industry Compensation Survey (“ECI Survey”) provides data for over 300 jobs found in exploration and production firms in the United States. While participation varies from year to year, the data collected from the ECI Survey is intended to reflect pay rates for positions in the market that have responsibilities similar to those for the Company’s Named Officers and other executives. We believe the Meridian Survey and the ECI Survey sources provides management with additional market reference points that supplements the data from the Company’s peer companies as compensation decisions are made for key personnel. This information is available to the Committee for their review.

The Committee and management understand the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and competition for executive talent involves companies potentially much larger than we are. However, we believe we have established a sound review process that seeks to mitigate these limitations. The Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon the information provided by the Consultant and the data collected regarding the peer companies and others as reference points around which to make well-informed and reasoned decisions about the appropriate level and form of compensation for each Named Officer. Other considerations, in addition to pay data, are individual experience, tenure in position, scope of responsibilities, performance, and any other factors the Committee deems relevant in setting compensation.

Compensation Philosophy and Elements of Compensation

The Company’s executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executive officers for their contributions to the achievement of Callon’s key short-term and long-term goals. We offer the Company’s executives industry-competitive compensation opportunities that directly correlate pay with the performance of the Company and the executive team, considering short-term performance against Company goals, long-term performance relative to the Company’s peers, and total shareholder return. A significant portion of each executive's compensation is variable and based on these performance parameters.

The Company’s pay-for-performance philosophy is demonstrated in the mix of compensation that we provide for the Company’s Named Officers. We strive to offer base compensation that is competitive relative to the market, while any additional executive pay in the form of annual cash incentive and long-term equity incentive is at risk and tied to Company performance. Long-term incentives deliver value to the executives to the extent that Callon's stock price performs well, both on an absolute basis and relative to peer companies, and helps to ensure that managements’ attention remains focused on the Company’s and the stockholders interests. The Committee believes a mix of long-term incentives payable in cash and stock, a portion of which has time-based vesting and a portion of which vests based on performance, achieves the Company’s goals of incentivizing the executive officers and aligning their interests with those of the Company’s stockholders.

While we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of the Company’s compensation programs so that, as an executive’s responsibility increases, the compensation mix is generally weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while being mindful that the overall mix remains competitive. The Committee believes that the compensation environment for qualified executives in the oil and gas industry is highly competitive, and in order to compete in this environment, the Company’s executive officers’ compensation should have the following components:

Component		Purpose		Philosophy Statement
Base Salary	●	To pay for expertise and experience	●	In the aggregate, compared against peers given relative size
	●	Attract and retain talent	●	Reflective of individual skills, experience and expertise necessary to execute the Company’s business strategy
	●	Provide stable compensation level
Annual Cash Reward	●	Motivate superior operational and financial performance	●	In the aggregate, bonus opportunities compared against peers given relative size for reasonableness
and Incentive	●	Provide annual recognition of performance based on achievement of individual and corporate objectives
Compensation			●	Reflective of internal equity considerations
	●	Promote and encourage pay-for-performance	●	Goals aligned with annual strategic objectives of the Company
			●	Modest or no reward for performance below expectations and potential for significantly increased reward for exceptional performance

			●	Provide balance in compensation programs and avoid encouraging undue risk-taking

Long-Term Equity	●	Directly align employees with stockholders	●	Ultimate value delivered influenced by the Company’s return to stockholders as compared against peer companies
Incentives	●	Create significant retention hook
	●	Match competitive practices to attract and retain employees	●	Appropriate opportunities based on a review of multiple reference points:
	●	Provide balance in compensation programs and avoid encouraging undue risk-taking
— Industry peer grant values
— Historical grant practices
— Internal relative positioning
Retirement and Health	●	Provide financial security for employees and their families	●	Programs generally consistent, regardless of level, across the organization
Benefits	●	Ensure a financial safety net	●	Benefit levels competitive with peer companies
	●	Match competitive practices

Severance Protection	●	Match competitive practices to attract and retain employees	●	Benefit levels based on peer group practices with consideration to shareholder value
	●	Ensure executives consider all possible transactions to increase shareholder value related to changes in control of the Company

How We Determine Each Element of Compensation.

Base Salaries. At a regularly scheduled meeting, generally in March of each year, the Committee reviews the base salary for the CEO and other Named Officers. Actual individual salary amounts are not objectively determined, but instead reflect the Committee’s subjective analysis of a number of factors, including the individual officer’s experience, skills and tenure with the Company, changes to the individual’s position within the Company, trends in compensation practices within the Company’s peer group or industry, and his or her expected future contribution to the success of the Company. In addition, the Committee also carefully considers the input and recommendations of the CEO when evaluating factors relative to the other executive officers, or, in the case of the CEO, the Committee considers the input and recommendations of the chairman of the Committee. Upon review of these various factors and taking into consideration the Company’s philosophy of emphasizing incentive compensation, for 2012 the Committee increased the CEO’s base salary from $464,250 to $525,000, which was his first increase in three years. No other Named Officers received an increase in their base salaries. Joseph C. Gatto, Jr. joined the Company in April 2012 as the Senior Vice President, Corporate Finance. His base salary of $300,000 per year was determined by negotiation and was approved by the Committee.

Annual Cash Reward and Incentive Compensation. Named Officers, senior management and certain other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a cash bonus. For 2012, the Committee set the initial bonus percentage targets for the CEO, the CFO, and the Senior Vice President, Operations, at 100%, 90%, and 90% of base salary, respectively. The other Named Officers were eligible for a bonus targeted at 50% to 70% of base salary. Bonus percentage of base salary targets for other senior management and non-management technical personnel were not specifically set. As with base salary, the Committee views Callon from an asset size and other operating metrics standpoint relative to the peer group as a reference point for determining the reasonableness of targeted bonus opportunities. Actual bonus payouts are determined for individuals, including executive officers, based upon a combination of Company and individual performance factors. Regardless of the performance as compared to any of the objectives, the Board has the authority and flexibility to suspend or eliminate payment of plan bonuses for any year if it determines that, in its sole discretion, business conditions or other factors indicate such a decision is in the best interests of the Company.

Early each year, following Board approval of the annual operating budget and financial forecast for the upcoming year, the Committee sets performance targets to be used in determining cash bonus awards for that year. These targets are used as a reference point and no specific formula or weighting is applied. After the end of the performance period, the Committee meets to evaluate and develop a consensus as to the Company’s actual performance relative to these pre-determined cash bonus guidelines. The Committee reserves the right to make their final decision based on unexpected events outside the control of the Company, which may have positively or negatively impacted the guideline attainment. Cash bonus amounts for each Named Officer are calculated based on the Committee’s assessment of performance relative to expectations and the individual’s bonus target, and adjusted, if necessary, for superior individual performance beyond the original corporate performance guidelines.

The Committee desired to set reasonable guidelines and performance expectations for 2012 bonus consideration, which reflect strategic business focus points and encourage management to promote growth of the Company and foster added shareholder value. The agreed focus points and results for the year 2012 were as follows:

Focus Point	Achievements
Conduct operations in a safe manner	The Company achieved an ORIR rate of 0.895, which is better than the target of less than 1.0.
Continue development of Permian Basin properties
In 2012, the Company drilled 17 vertical wells in the Wolfberry formation on the Company’s acreage in the Midland basin. The average well cost was approximately 15% over estimated well costs, due to higher service costs; directional drilling necessitated by the location of wells near residential areas; taking wells to deeper formations; and the application of larger fracture stimulations.

The Company drilled four horizontal wells in the Wolfcamp shale, Cline shale, and Mississippian lime formations on the Company’s acreage in the Midland basin. Drilling and completion costs for these four evaluation wells were over initially estimated well costs, due to the costs to move rigs to different well sites in three different counties, increasing service costs, and the costs of water hauling prior to establishing permanent infrastructure.

Actual well costs incurred in 2012 were within the range of our peers, and recent wells drilled have seen a continued reduction in costs.

Increase acreage position in the Permian Basin
During the year 2012, the Company added 23,196 net acres in the Permian Basin. The average acquisition costs for this new acreage was at the low end of the range of prices disclosed by other companies operating in the Permian Basin.

Meet operational and financial targets
Production was below the target range by less than 10%, primarily due to unanticipated downtime associated with the Company’s offshore Gulf of Mexico properties, including offshore pipeline downtime and the Hurricane Isaac forced shut-in, in addition to completion delays in the Permian Basin associated with the Company’s decision to change service providers to reduce capital costs and other infrastructure delays. Cash flow from operations was below targeted cash flows due to the lower production previously mentioned. Reserve additions from drilling operations in the Permian were approximately 3.0 MMBOE in 2012, slightly below targeted reserve additions, primarily due to the timing of planned completions in the Permian Basin, as discussed above.

Achieve financing objectives
In 2012, the Company executed a new Senior Secured Credit Facility, increasing its bank group from one to five energy banks. The new facility’s maturity was extended to March, 2016, the interest rate on the facility was reduced, and the Borrowing Base was increased from $45 million to $80 million. The Company monetized its working interest in the deepwater Gulf of Mexico Habanero Field for $42 million. The sales price metrics were at the top of reported Gulf of Mexico transactions in 2012 and facilitated the repayment of almost all of the secured credit facility as of year-end 2012.

Attain expense management targets	For 2012, the Company’s lease operating expense per Boe for the Permian Basin was within the targeted goals and overall general and administrative expense was slightly over target.
Committee discretionary assessment	In addition to pre-set focus points, the Committee took into account the achievements set forth under “Executive Summary,” as well as the Company’s performance in:
	●	increasing reserves through drilling operations;
	●	maintaining production despite unanticipated Gulf of Mexico downtime and the delays due to building a more substantial infrastructure for future Permian growth;
	●	continuing to increase the Company’s reserve life; and
	●	continued progress in building a strong technical team.

At the March 2013 Compensation Committee meeting, the Committee evaluated the Company’s overall performance against the focus points and performance expectations set for 2012. In the Committee’s discretionary assessment, it noted that Company performance was above expectations in items such as safety and the financial restructuring, but below expectations on production and new acreage development, with some mitigating external factors. Consequently, the Committee approved bonuses that are below the targets set for the Named Officers. Consistent with, and in recognition of, these achievements, the Committee awarded the CEO, Mr. Fred L. Callon, a cash bonus of $446,250. In recognition of his responsibilities as Chairman of the Board and his leadership in achieving the goals set forth above, Mr. Callon has a long-term proven record of accomplishment of leadership, providing vision for the Company’s long-term growth strategy. He continued to seek and implement meaningful ways to increase the Company’s oil and natural gas reserves, promote safe environmental operations, and improve the Company’s financial stability, all of which contribute to increased shareholder value. Using his experience in the oil and gas industry, Mr. Callon has continued to successfully guide the Company’s transition from primarily an offshore oil producing company to a more balanced production ratio by expanding the Company’s onshore operations in the Permian Basin. Recognizing their individual contributions to the achievement of the goals discussed above, the Committee awarded the other Named Officers the following cash bonuses: Mr. Weatherly - $278,460; Mr. Newberry - $267,750; Mr. Gatto - $178,500; and Mr. Borrello - $127,500.

Long-term Equity Incentives. The Committee administers the Company’s long-term incentive plans and performs functions that include approving award recipients, determining the total number of shares to be awarded, timing of grants, fixing the time and manner in which awards are exercisable, and from time to time adopting rules and regulations for the Company’s plans. For the grant of equity compensation to executive officers, the Committee will typically consider information provided by the Consultant related to the overall competitive environment associated with long-term compensation. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, the Committee follows a policy of not granting equity incentives when material non-public information exists that may affect the short-term price of the Company’s stock.

In its consideration of whether or not to make equity grants to the Company’s executive officers and, if such grants are made, the size of the grants, the Committee considers factors such as the total compensation for each of the Named Officers, company-level performance, the applicable executive officer's performance, share ownership of comparable executives of peer companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. There is no formal weighting of these elements. For 2012 grants, the Committee approved a mix for the Company’s Named Officers of time-based awards and performance-based awards tied to relative shareholder return, with a portion of the time-based awards paid in cash.

Name	Restricted Stock Units Payable in Common Stock		Phantom Stock Units Payable in Cash (3)	Performance-based Phantom Units Payable in Cash (4)
Fred L. Callon	151,246	(1)	26,690	177,936
B. F. Weatherly	64,280	(1)	11,343	75,623
Gary A. Newberry	41,592	(1)	7,340	48,932
Vince Borrello(5)	22,687	(1)	4,004	26,690
Stephen F. Woodcock(6)	0		0	0
Joseph C. Gatto, Jr.	17,850	(1)	3,150	10,500
	100,000	(2)

(1)	Amount represents restricted stock units vesting on May 10, 2015 and payable in Company common stock on the vesting date.
(2)	Mr. Gatto was employed on April 5, 2012 and his employment offer included 100,000 restricted stock units ratably vesting one-third on each July 1 beginning in 2013.
(3)	Amount represents phantom stock units vesting on May 10, 2015 and payable in cash based on the average of the opening and closing NYSE market price of the Common Stock on the date of vesting.
(4)
Amount represents performance-based phantom units payable in cash and which will vest between 0% and 200% based on the Company’s total shareholder return when compared to the specified peer group. The adjusted performance-based phantom units will vest on December 31, 2014.

(5)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013. All unvested awards on the effective date of Mr. Borrello’s retirement shall forfeit and not vest.
(6)	Mr. Woodcock retired from the Company effective September 7, 2012 and therefore did not receive an award in 2012.

The performance-based phantom units granted in 2012 are subject to an adjustment based on the Company’s total shareholder return measured against the 2013 peer group as follows:

Callon’s Total Shareholder Return Rank versus Peers	Phantom Units Vesting as a Percentage of Target
1 - 2	200%
3 - 4	150%
5 - 8	100%
9 - 10	50%
11- 13	0%

At the end of the vesting period, the earned awards will be provided to the participant without any additional holding period. Information concerning all unvested performance shares and outstanding options held by the Company’s Named Officers is contained in the "Outstanding Equity Awards at December 31, 2012" table.

Perquisites and Other Benefits. Benefits represent a relatively small part of the Company’s overall compensation package. However, these benefits help attract and retain senior level executives and are reviewed periodically to ensure that they are competitive with industry norms. We provide benefits that are common in the oil and gas exploration industry to all of the Company’s employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, long-term disability, a Company sponsored cafeteria plan and a 401(k) employee savings and protection plan. The Company pays the full costs of these benefits. Employee life insurance amounts surpassing the Internal Revenue Service maximum are treated as additional compensation to all employees. The Company’s 401(k) contribution to each qualified participant, including the Named Officers, is calculated based on 5% of the employee’s IRS eligible salary, excluding annual cash bonuses, and is paid one-half in cash and one-half in Company common stock, limited to IRS regulation dollar limits. The Company also matches employee deferral amounts, including amounts deferred by Named Officers, up to a maximum of 5% of IRS eligible compensation. The Company pays all administrative costs to maintain the plan.

The Company’s executive officers are entitled to certain benefits, or perquisites, that are not otherwise available to all of the Company’s employees. We provide the Company’s CEO, CFO and other executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle. Another benefit offered only to the CEO is the Company’s payment of annual premiums for a term life insurance policy for which he/she is the sole beneficiary and which the Company has no economic interest in the proceeds. The costs associated with these benefits for the Named Officers are reported as “Other Compensation” in the Summary Compensation Table. The Committee feels these perquisites are common to the oil and gas industry and the value of such benefits is considered in determining total compensation of the Company’s executives.

Severance Protection. The Company has entered into no employment agreements with its executive officers. We believe, however, that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. To align with market practices, facilitate the Company’s ability to attract and retain executives, and ensure all Named Officers are motivated to consider any transaction that would increase shareholder value, we have entered into change-in-control severance compensation agreements with the Company’s executive officers, which include continued salary, benefits and accelerated vesting of equity awards. We believe that these provisions create important retention tools for us, such as providing for accelerated vesting of equity awards upon a termination of employment in connection with a change in control, which provides employees with value in the event of a termination of employment that was beyond management’s control. In addition, we believe that it is important to provide the Named Officers with a sense of stability, both in the midst of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process.

Further, we believe that such protections maximize shareholder value by encouraging the Named Officers to review objectively any proposed transaction in determining whether such proposal or termination is in the best interest of the Company’s stockholders, whether or not the executive will continue to be employed. These agreements match competitive practices and are all similar in structure, except that CEO benefit levels are higher to reflect his position as the CEO of the Company. These agreements include non-competition, non-solicitation, and non-disclosure provisions. In addition, the agreements contain a “claw back” provision that will apply in the event the executive violates any of these provisions in order to protect the Company in the event the benefits are triggered, and none of the agreements includes an excise tax gross-up. Despite competitive market practices to the contrary, the Committee chose not to provide guaranteed severance benefits outside of a change-in-control. In the event of a termination of employment outside of a change-in-control, the Committee will consider the circumstances of each case separately.

Internal Revenue Service Limitations. When establishing the Company’s compensation programs, we consider all relevant tax laws. The Company’s programs are designed to comply with Section 409A of the tax code, which applies to nonqualified deferred compensation, in order to prevent negative tax consequences for the Company’s executives. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. However, the Committee, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities, reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interest of the stockholders.

Insider Trading Policy. We have an Insider Trading Policy for which all employees and members of the Company’s Board are prevented from buying or selling Company stock during periodic “trading blackout” periods. When material non-public information about the Company may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management.

Stock Ownership Policy. In March 2008, the Committee of the Board adopted a stock ownership policy, which applies to the CEO and the other Named Officers. The provisions of the policy provide for the investment position, computed on December 31 of each year, of the CEO to be no less than six times his or her base salary. For other Named Officers, the investment position shall be no less than two times base salary. Investment position is defined as calculated value of shares owned, shares owned indirectly, equivalent shares invested in the officer’s 401(k) plan, and unvested portion of time-based vesting of performance shares or restricted shares. Value attributable to shares represented by both vested and unvested stock options and the value of unvested performance-based shares or restricted shares are excluded. Each Named Officer has a period of five years from the date of adoption to attain the required investment position. If a Named Officer becomes subject to a greater investment position due to a promotion or an increase in salary, the Named Officer will be expected to attain the increased investment position within three years of the change. The Committee reserves the right to approve an alternate stock ownership guideline for Named Officers who can demonstrate a severe hardship in meeting the general guidelines.

Certain Relationships and Related Party Transactions. The Company’s Audit Committee charter provides that the Company shall not enter into a related party transaction unless, after a review of the transaction by the Audit Committee for potential conflicts of interest, such transaction is approved by the Audit Committee. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, the Company’s Code of Business Conduct and Ethics provides that an officer’s or a director’s conflict of interest with the Company may only be waived if the Nominating and Governance Committee approves the waiver and the full Board ratifies the waiver. Each Board Committees has the authority to hire legal, accounting, financial or other advisors as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging their duties. As of December 31, 2012, we are not aware of any related party transactions with the Company’s executive officers that may cause a conflict of interest with the Company.

Recoupment Policy. We currently have no recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Committee will continue to evaluate the need to adopt such a policy in light of pending legislation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2013 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

L. Richard Flury, Chairman Larry D. McVay Anthony J. Nocchiero John C. Wallace

The following table sets forth certain information with respect to the CEO and CFO of the Company and the three most highly compensated Named Officers of the Company serving in such positions as of December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Annual Salary ($)		Cash Bonus ($)		Stock Awards ($)		All Other Compen- sation ($)(11)	Total ($)

Fred L. Callon	2012	509,880		446,250	(3)	1,811,388	(7)	51,280	2,818,798
Chairman, President and	2011	464,520		464,520		1,156,650	(5)	48,563	2,134,253
Chief Executive Officer	2010	464,520		575,000		944,063	(6)	47,557	2,031,140

B. F. Weatherly	2012	364,000		278,460	(3)	769,842	(7)	36,177	1,448,479
Executive Vice President, Chief Financial	2011	364,000		327,600		788,625	(5)	28,952	1,509,177
Officer and Corporate Secretary	2010	364,000		420,000		755,250	(6)	27,020	1,566,270

Gary A. Newberry	2012	350,000		267,750	(3)	498,128	(7)	32,945	1,148,823
Senior Vice President - Operations	2011	350,000		315,000		525,750	(5)	30,930	1,221,680
	2010	250,077	(1)	100,000	(4)	273,000	(8)	27,323	1,325,400
				300,000		375,000	(9)

Stephen F. Woodcock	2012	198,000	(12)	--		--		14,238	212,238
Vice President, Exploration	2011	286,000		171,600		420,600	(5)	27,787	905,987
	2010	286,000		171,600		566,438	(6)	37,412	1,061,450

Vince Borrello	2012	250,000		127,500	(3)	271,709	(7)	26,939	676,148
Vice President and General Manager –	2011	187,500	(2)	150,000		140,200	(5)	18,606	847,756
Permian Basin Operations(15)						351,450	(10)

Joseph C. Gatto, Jr.	2012	225,000	(13)	178,500	(3)	160,336	(7)	27,600	1,184,436
Senior Vice President, Corporate Finance						593,000	(14)

(1)	Mr. Newberry’s employment date was April 1, 2010 and initial annual salary was $320,000. Upon his promotion in September 2010, his annual salary was increased to $350,000.
(2)	Mr. Borrello’s employment date was April 4, 2011 and his annual salary was $250,000.
(3)	Cash bonus awarded in March 2013 in recognition of 2012 performances.

(4)	Represents a sign-on bonus paid in April 2010 as an additional incentive for employment.
(5)
Represents the grant date fair value of the restricted stock units and performance-based phantom units granted to the Named Officers on May 12, 2011 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

(6)
Represents the grant date fair value of the restricted stock units and performance-based phantom units granted to the Named Officers on May 7, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(7)
Represents the grant date fair value of the restricted stock units and performance-based phantom units granted to the Named Officers on May 10, 2012 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(8)
Represents the grant date fair value of the restricted stock units granted to the Named Officer on April 1, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(9)
Represents the grant date fair value of the restricted stock units granted to the Named Officer on September 22, 2010 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011.

(10)
Represents the grant date fair value of the restricted stock units granted to the Named Officer on April 4, 2011 computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 14, 2012.

(11)	See the Table of All Other Compensation and related footnotes below for reconciliation of All Other Compensation.
(12)	Mr. Woodcock retired from the Company effective September 7, 2012 and thus did not receive his full annual salary.
(13)	Mr. Gatto’s employment date was April 5, 2012 and his annual salary was $300,000.
(14)
Represents the grant date fair value of the restricted stock units granted to the Named Officer on April 5, 2012 as an additional incentive for employment, computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(15)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

Table of All Other Compensation

Name	Year	Company Contributed Cash to 401(k) ($)	Company Contributed Common Stock to 401(k) ($)(1)	Company Provided Auto ($)(2)	Company Paid Other ($)		Total ($)

Fred L. Callon	2012	18,500	6,250	11,625	14,905	(3)	51,280
	2011	18,375	6,125	9,374	14,689	(3)	48,563
	2010	18,375	6,125	8,368	14,689	(3)	47,557

B. F. Weatherly	2012	18,500	6,250	11,427	--		36,177
	2011	18,375	6,125	4,452	--		28,952
	2010	18,375	6,125	2,520	--		27,020

Gary A. Newberry	2012	18,500	6,250	8,195	--		32,945
	2011	18,375	6,125	6,430	--		30,930
	2010	18,375	6,125	2,823	--		27,323

Stephen F. Woodcock (5)	2012	5,940	4,950	3,348	--		14,238
	2011	18,375	6,125	3,287	--		27,787
	2010	18,375	6,125	3,333	9,579	(4)	37,412

Vince Borrello(6)	2012	18,500	6,250	2,189	--		26,939
	2011	12,981	4,327	1,298	--		18,606

Joseph C. Gatto, Jr.	2012	16,875	5,625	5,100	--		27,600

(1)
Subject to IRS limits, Company contributions to each person’s 401(k) account consist of a basic contribution equal to five percent (5%) of eligible annual base salary (funded one-half in cash and one-half in equivalent-valued common stock) plus a matching amount (limited to five percent (5%) of eligible annual base salary if such employee individually contributed at least eight percent (8%) of their eligible annual base salary). The number of shares contributed is determined on a monthly basis by dividing one-half of the total basic cash contribution by the closing market price on the last trading day of the month.

(2)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS Reg §1.61-21, Taxation of Fringe Benefits.
(3)	Represents premiums paid by the Company on a personal life insurance policy for which Mr. Callon is the sole beneficiary.
(4)	Represents taxable income associated with the purchase of a Company automobile at book value, an amount less than the estimated fair market value.
(5)	Mr. Woodcock retired from the Company effective September 7, 2012.
(6)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

Grant of Plan-Based Awards During 2012

The following table presents grants of equity awards during the fiscal year ending December 31, 2012:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of
Name	Grant Date	Thresh-old (#)	Target (#)	Maximum (#)	Shares of Stock or Units		Grant Date Fair Value ($)(5)
Fred L. Callon	05/10/12	--	--	--	151,246	(2)	769,842
	05/10/12	--	--	--	26,690	(3)	135,852
	05/10/12	--	177,936	355,872	--		905,694
B. F. Weatherly	05/10/12	--	--	--	64,280	(2)	327,185
	05/10/12	--	--	--	11,343	(3)	57,736
	05/10/12	--	75,623	151,246	--		384,921
Gary A. Newberry	05/10/12	--	--	--	41,592	(2)	211,703
	05/10/12	--	--	--	7,340	(3)	37,361
	05/10/12	--	48,932	97,864	--		249,064
Stephen F. Woodcock (6)	05/10/12	--	--	--	--		--
	05/10/12	--	--	--	--		--
	05/10/12	--	--	--	--		--
Vince Borrello(7)	05/10/12	--	--	--	22,687	(2)	115,477
	05/10/12	--	--	--	4,004	(3)	20,380
	05/10/12	--	26,690	53,380	--		135,852
Joseph C. Gatto, Jr.	04/05/12	--	--	--	100,000	(4)	593,000
	05/10/12	--	--	--	17,850		90,857
	05/10/12	--	--	--	3,150		16,034
	05/10/12	--	10,500	21,000	--		53,445

(1)
Amount represents performance-based phantom units payable in cash on the vesting date and which will be adjusted between 0% and 200% based on certain performance metrics when compared to the Company specified peer group. The adjusted performance-based phantom units will vest on December 31, 2014.

(2)	Amount represents restricted stock units vesting on May 10, 2015 and will be settled in Company common stock.
(3)	Amount represents restricted stock units vesting on May 10, 2015 and will be settled in cash based on the average of the opening and closing NYSE market price of the Common Stock on the vesting date.
(4)	Amount represents restricted stock units awarded as an inducement for employment. These units will ratably vest one-third on each July 1 beginning 2013.
(5)
This column shows the grant date fair value of the awards granted to the Named Officers on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 8 and 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

(6)	Mr. Woodcock retired from the Company effective September 7, 2012.
(7)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013. All unvested awards on the effective date of Mr. Borrello’s retirement shall forfeit and not vest.

Stock-Based Incentive Compensation Plans

The 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) was approved by stockholders on May 12, 2011. Prior to that date, the Company maintained five common stock-based incentive plans for its officers, directors and employees: the 1994 Plan, the 1996 Plan, the 2002 Plan, the 2006 Plan, and the 2009 Plan (collectively, the “Prior Plans”). These Prior Plans expired and any shares not reserved for future awards under the Prior Plans on the adoption date of the 2011 Omnibus Plan were transferred to and available under the 2011 Omnibus Plan. Any and all shares that may have become available as a result of future stock option exercises or share award vesting under the Prior Plans were also transferred to and available under the 2011 Omnibus Plan. No future grants will be made under the Prior Plans.

2011 Omnibus Plan. The 2011 Omnibus Plan was approved by the stockholders on May 12, 2011. Pursuant to the 2011 Omnibus Plan, the total number of shares available for awards shall be equal to the sum of: (a) 2,300,000 shares; (b) any and all Shares that are available for awards under the Prior Plans as of the approval date that are not reserved for outstanding awards that were granted under the Prior Plans on the approval date; and (c) any and all shares that may become available for awards under the Prior Plans on or after the approval date that were reserved for outstanding awards that were granted under the Prior Plans before the approval date, as provided in Section 4.2(b). Awards available under the 2011 Omnibus Plan include grants of stock options, stock appreciation rights or units, restricted stock, restricted stock units, or performance shares or units. As of March 22, 2013, 1,669,132 shares remain unissued within the 2011 Omnibus Plan.

Long-Term Incentive Plan Awards

The Company does not have a long-term incentive plan for its employees other than the stock-based incentive compensation plans mentioned above and in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised and unvested stock awards at December 31, 2012 for the Named Officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(14)
Fred L. Callon	--		--	--	106,250	(2)	499,375	18,750	(5)	88,125
	--		--	--	93,500	(3)	439,450	16,500	(6)	77,550
	55,000	(7)	--	--	--		--	--		258,500
	26,690	(8)	--	--	151,246	(4)	710,856	--		125,443
	177,936	(9)	--	--	--		--	--		836,299

B. F. Weatherly	5,000	(1)	5.12	05/02/2013	85,000	(2)	399,500	15,000	(5)	70,500
	--		--	--	63,750	(3)	299,625	11,250	(6)	52,875
	37,500	(7)	--	--	--		--	--		176,250
	11,343	(8)	--	--	64,280	(4)	302,116	--		53,312
	75,623	(9)	--	--	--		--	--		355,428

Gary A. Newberry	--		--	--	85,000	(10)	399,500	15,000	(14)	70,500
	--		--	--	42,500	(3)	199,750	7,500	(6)	35,250
	25,000	(7)	--	--	--		--	--		117,500
	7,340	(8)			41,592	(4)	195,482	--		34,498
	48,932	(9)						--		229,980

Vince Borrello(15)	--		--	--	30,000	(11)	141,000	--		--
	--		--	--	17,000	(3)	79,900	3,000	(6)	14,100
	4,004	(8)			22,687	(4)	106,629	--		18,819
	26,690	(9)						--		125,443

Joseph C. Gatto, Jr.	--		--	--	100,000	(12)	470,000	--		--
	3,150	(8)			17,850	(4)	83,895	--		14,805
	10,500	(9)						--		49,350

(1)	Represents vested stock options awarded on May 8, 2002.
(2)	Represents restricted stock units awarded May 7, 2010 and are settleable in stock on the May 7, 2013 vesting date.

(3)	Represents restricted stock units awarded May 12, 2011 and are settleable in stock on the May 12, 2014 vesting date.
(4)	Represents restricted stock units awarded May 10, 2012 and are settleable in cash on the May 10, 2015 vesting date.
(5)	Represents restricted stock units awarded May 7, 2010 and are settleable in cash on the May 7, 2013 vesting date.
(6)	Represents phantom stock units awarded May 12, 2011 and are settleable in cash on the May 12, 2014 vesting date.
(7)
Amount represents performance-based phantom units settleable in cash on the vesting date and which will be adjusted between 0% and 150% based on the Company’s total shareholders return when compared to the Company specified peer group. The adjusted performance-based phantom units will vest on December 31, 2013.

(8)	Represents phantom shares awarded May 10, 2012 and are settleable in cash on the May 12, 2015 vesting date.
(9)
Amount represents performance-based phantom units settleable in cash on the vesting date and which will be adjusted between 0% and 200% based on the Company’s total shareholders return compared to the Company specified peer group. The adjusted performance-based phantom units will vest on December 31, 2014.

(10)	Represents restricted stock units awarded September 22, 2010 and are settleable in stock on the May 7, 2013 vesting date.
(11)	Represents restricted stock units awarded April 4, 2011 and are settleable in stock. Units vest one-third on each subsequent anniversary date following the award date.
(12)	Represents restricted stock units awarded April 5, 2012 and are settleable in stock. Units ratably vest one-third on each July 1 beginning 2013.
(13)	Represents restricted stock units awarded September 22, 2010 and are settleable in cash on the May 7, 2013 vesting date.
(14)	Amounts calculated based on the December 31, 2012 the Company’s common stock closing price as quoted on the NYSE of $4.70 per share.
(15)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013. All unvested awards on the effective date of Mr. Borrello’s retirement shall forfeit and not vest.

Option Exercises and Stock Vested

The following table provides information about the value realized by the Named Officers on option exercises, vesting of restricted stock units and performance-based phantom unit award payouts during 2012:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized On Exercise ($)(2)		Number of Shares Acquired on Vesting (#)(3)		Value Realized on Vesting ($)(4)
Fred L. Callon	12,625	453,417		200,000		1,038,000

B. F. Weatherly	--	344,250		127,500		272,475

Gary A. Newberry	--	--		--		--

Stephen F. Woodcock(5)	8,500	552,030	(6)	143,000	(6)	860,280	(6)

Vince Borrello(7)	--	--		--		--

Joseph C. Gatto, Jr.	--	--		--		--

(1)	Represents stock options awarded August 23, 2002 and exercised on August 21, 2012.
(2)
Includes the value of the: 1) exercise of stock options; and/or (2) vesting of performance-based phantom units on December 31, 2012 and settled in cash. The value realized reflects the taxable value to the Named Officer as of the date of the option exercise or vesting of performance-based phantom unit awards.

(3)	Represents restricted stock awarded August 14, 2009 and vested August 14, 2012.
(4)	Represents the aggregate dollar amount realized on the date of the vesting of the restricted stock based on the market price of a share of Company stock on the NYSE on August 14, 2012.
(5)	Mr. Woodcock retired from the Company effective September 7, 2012.
(6)	Mr. Woodcock’s value includes the accelerated vesting of awards pursuant to his retirement agreement.
(7)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

Potential Payments Upon Termination or Change-in-Control

The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2012. In presenting this disclosure, we describe amounts earned through December 31, 2012 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, the estimates are of the amounts which would be paid out to the executives upon their termination.

Name and Reason for Termination	Base Salary ($)(3)	Cash Bonus ($)(3)	Accelerated Stock Award Vesting ($)(4)	Continued Employee Benefits ($)(5)(6)	Total ($)

Fred L. Callon
Change in Control (1)	1,529,640	1,529,640	3,035,598	134,306	6,229,184
Death, Disability, or Retirement (2)	--	--	3,035,598	--	3,035,598

B. F. Weatherly
Change in Control (1)	728,000	655,200	1,709,606	60,189	3,152,995
Death, Disability, or Retirement (2)	--	--	1,709,606	--	1,709,606

Gary A. Newberry
Change in Control (1)	700,000	630,000	1,282,461	60,189	2,672,650
Death, Disability, or Retirement (2)	--	--	1,282,461	--	1,282,461

Vince Borrello(7)
Change in Control (1)	500,000	300,000	485,891	60,189	1,346,080
Death, Disability, or Retirement (2)	--	--	485,891	--	485,891

Joseph C. Gatto, Jr.	600,000	420,000	618,050	60,189	1,698,239
Change in Control (1)			618,050		618,050
Death, Disability, or Retirement (2)	--	--

(1)
The Company entered into a Severance Compensation Agreement with each of the Named Officers listed in the table above. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(2)
“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee’s attainment of an age which the Board determines to be consistent with normal retirement age.

(3)
In accordance with Mr. Callon’s Severance Compensation Agreement, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus while a two-year multiple is used for the other Named Officers. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(4)	The amounts are computed based on unvested stock awards at December 31, 2012 using the closing price of the Company’s common stock on the NYSE on the last trading day of 2012, at $4.70 per share.
(5)
Benefits consist of thirty-six (36) months of employer provided family medical and dental insurance, life insurance, dependent life insurance, accidental death coverage and disability coverage for Mr. Callon and twenty-four (24) months for the other Named Officers in the table.

(6)	Mr. Callon’s amount includes an additional allotment for each of the three years representing premiums paid on a life insurance policy for which the Company does not have any beneficial interest.
(7)	Mr. Borrello has submitted his resignation to the Company effective April 15, 2013.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Employment Agreements. The Company has no employment agreements with any executive officer.

Severance Compensation Agreements. The Company entered into Severance Compensation Agreements (“SCA”) with each of the Named Officers. The SCA will terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of: (1) December 31, 2013, provided, however, that, on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date shall automatically be extended for one additional year unless, immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend this SCA, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a change of control; (2) the termination of the Named Officer’s employment with Callon based on death, Disability (as defined in Section 3.1 of the SCA), or Cause (as defined in Section 3.2 of the SCA; and (3) the voluntary resignation of the Named Officer for any reason other than Good Reason (as defined in Section 3.3 of the SCA).

Pursuant to the SCA, if the executive incurs a “separation from service” from the Company (as such term is defined in final Treasury Regulations issued under Code Section 409A and other authoritative guidance issued there under) without cause by the Company or for good reason by him within two years following a change of control of the Company (or in certain cases, prior to a change of control), then the executive is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to three times the sum (with respect to Mr. Callon) of: (a) the annual base salary in effect immediately prior to the change of control or, if higher, in effect immediately prior to the separation from service, and (b) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change of control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the change of control occurs. For the remaining Named Officers, the salary and bonus multiple is two times. In addition, the Company must maintain at its expense until thirty-six (36) months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Callon. For the remaining Named Officers, the continued benefit period is twenty-four (24) months. If the executive’s employment is terminated because of his death or Disability, the Company is only required to make such payments if the termination occurred within six months after a change of control. “Good reason” is generally defined in the SCA as a change in compensation, benefits, position, responsibilities, or location. A change of control is generally defined in the SCA as: (i) any person or group of persons acting in concert shall have become the beneficial owner of more than 50% of the outstanding common stock of the Company; (ii) the stockholders of the Company shall cause a change in the majority of the members of the Board within a twelve-month period; or (iii) the Company or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company.

The SCA’s also provide that, upon a change of control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by the executive shall become fully vested, provided, however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A of the Code. If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a Change of Control, any plan or agreement, or Section 409A, the Company must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The SCA’s incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate. If any payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made.

Compensation of Non-Management Directors

Each non-management director receives an annual retainer of $40,000 per year with an additional $20,000 per year for the chairman of the Audit Committee, an additional $15,000 per year to the chairman of the Compensation Committee, an additional $10,000 per year to the chairman of the Nominating and Corporate Governance Committee, and an additional $10,000 to the chairman of the Strategic Planning Committee. Each non-management director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings. In addition to cash compensation, the Compensation Committee may, from time to time, grant performance shares. During 2012, the Compensation Committee awarded shares of restricted stock with equivalent value equal to $125,000 each to Messrs. Flury, McVay, Wallace and Nocchiero. The restricted stock shall vest on the earlier of: (a) the first anniversary of the Grant Date, provided that Grantee continues to be a member of the Board (or is otherwise providing services to the Company as an employee) through such date; or (b) the date Grantee ceases to provide any services to the Company as an employee or director, other than for Cause, after reaching age sixty (60). The Compensation Committee may determine in its sole discretion that the restricted stock shall vest on a “qualified separation from service.” For purposes hereof, a “qualified separation from service” is defined as a Separation from Service, other than for Cause, following a minimum of five (5) years of tenure on the Board and occurring within five (5) years prior to Grantee attaining the age sixty (60). The table below indicates the total compensation earned and paid during 2012 for each non-management director:

Non-Management Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(6)		Option Awards ($)	All Other Compensation ($)	Total ($)

L. Richard Flury	55,000	(2)	125,000		--	--	180,000

Larry D. McVay	50,000	(3)	125,000		--	--	175,000

John C. Wallace	60,000	(4)	125,000	(7)	--	--	60,000

Anthony J. Nocchiero	50,000	(5)	125,000		--	--	175,000

(1)	Does not include reimbursement of expenses associated with attending the Board meetings.
(2)	Represents annual retainer of $40,000 and an additional $15,000 for acting as chairman of the Compensation Committee.

(3)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Strategic Planning Committee.
(4)	Represents annual retainer of $40,000 and an additional $20,000 per year for acting as chairman of the Audit Committee.
(5)	Represents annual retainer of $40,000 and an additional $10,000 for acting as chairman of the Nominating and Corporate Governance Committee.
(6)
Amounts calculated utilizing the provisions of FASB ASC Topic 718. See notes 9 and 10 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

(7)
Mr. Wallace elected to have his restricted stock award deferred pursuant to the terms of a Deferred Compensation Plan for non-employee directors, under which participants may elect to defer the receipt of the proceeds in cash until separation of service as a director.

Fred L. Callon serves as Chairman of the Board, but does not receive any additional compensation for his services in this capacity and therefore has been omitted from the table above. Mr. Weatherly also serves as a member of the Board and does not receive any additional compensation associated with those services.

The Company has established ownership requirements for its outside directors. Each director is required to achieve a minimum value of common stock equal to at least 5 times the annual retainer within the next five years.

PROPOSAL 2

ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

Callon is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules promulgated under Section 14A of the Exchange Act, to seek a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Officers (sometimes referred to as “say on pay”) as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation and Other Related Information” sections of this proxy statement for a more detailed discussion of the Company’s compensation programs and policies, the compensation and governance-related actions taken in 2012, and the compensation awarded to the Company’s Named Officers. In determining whether to approve this proposal, we believe that stockholders should consider the following:

● Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Callon management.

● Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

● Elimination of Tax Gross-ups. Started in 2011, executive officers are not eligible for a tax related gross-up on any element of current and future compensation.

● “Double Trigger” Severance Agreements with Fixed Term. Callon’s change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

● Equity Plans. The Company’s equity plans generally include three-year minimum vesting periods for time-based awards, prohibit repricing or exchange of outstanding option awards, and require options be granted with exercise prices at fair market value on the date of grant.

● Stock Ownership Guidelines. The Company’s Named Officers are subject to stock ownership guidelines described in “Compensation Discussion and Analysis.”

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to Callon’s Named Officers, as disclosed in Callon’s 2013 proxy statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation and Other Related Information”) is hereby approved.”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Callon stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on executive compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ERNST & YOUNG LLP, FOR FISCAL 2013

Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 2013. Ernst & Young has served as the Company’s independent registered public accounting firm and audited the Company’s consolidated financial statements beginning with the fiscal year ended December 31, 2002. We are advised that no member of Ernst & Young LLP has any direct or material indirect financial interest in Callon or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. While stockholder ratification is not legally required, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Ernst & Young LLP will be present at the 2013 Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that the stockholders approve and ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal 2013. Unless otherwise indicated, all properly executed proxies received by the Company will be voted “FOR” such ratification at the 2013 Annual Meeting.

STOCKHOLDERS’ PROPOSALS
FOR 2014 ANNUAL MEETING

Stockholders who desire to present proposals at the 2014 Annual Meeting of Stockholders and to have proposals included in the Company’s proxy materials must submit their proposals to the Company at its principal executive offices not later than December 28, 2013. If the date of the 2014 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2013 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2014 Annual Meeting of Stockholders.

The person named in the Company’s form of proxy for the 2014 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 18, 2014, unless the Company changes the date of its 2014 Annual Meeting of Stockholders by more than 30 days from the date of the 2013 Annual Meeting of Stockholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2014 Annual Meeting of Stockholders.

If the date of the 2014 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2013 Annual Meeting of Stockholders, the Company shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

Financial statements of the Company for its most recent fiscal year are contained in the 2012 Annual Report to Stockholders and the Company’s Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 14, 2013. The Company’s Annual Report, the Company’s Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by stockholders on the Company’s website at www.callon.com or printed copies are available upon written request to the B. F. Weatherly, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120.

OTHER BUSINESS

The Board does not know of any matter to be acted upon at the 2013 Annual Meeting other than those described above. If other business comes before the 2013 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of the Company and its stockholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All stockholders are urged, regardless of the number of shares owned, to participate in the 2013 Annual Meeting by returning their proxy in the enclosed business reply envelope.

By Order of the Board of Directors

Natchez, Mississippi	Fred L. Callon
Chairman, President and
April 4, 2013	Chief Executive Officer

Callon Petroleum Company THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – MAY 16TH, 2013 AT 9AM

CONTROL ID:
PROXY ID:

CALLON PETROLEUM COMPANY
200 North Canal Street, Natchez, Mississippi 39120
Proxy Solicited on Behalf of the Board of Directors
of the Company for the Annual Meeting of Shareholders on May 16, 2013
The undersigned hereby constitutes and appoints Fred L. Callon his true and lawful agent and proxy with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Callon Petroleum Company, held of record by the undersigned on March 22, 2013 at the Annual Meeting of Shareholders to be held at 9:00a.m. in the Grand Ballroom of the Natchez Grand Hotel, 111 Broadway Street, Natchez, Mississippi 39120 on May 16, 2013, and at any adjournments thereof, on all matters coming before said meeting.

IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND "FOR"PROPOSAL 3 AS INDICATED ON THE REVERSE SIDE HEREOF. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/CPE
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF Callon Petroleum Company			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election Of Directors		☐	☐
	Larry D. McVay				☐	CONTROL ID:
	John C. Wallace				☐	REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN
	To approve, in an advisory (non-binding) vote, the Company's executive compensation.		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.		☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
“FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL
1, “FOR” PROPOSAL 2, AND "FOR" PROPOSAL 3.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report for 2012 are available at www.iproxydirect.com/CPE

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)